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                                                   EXHIBIT 10

                     FIRST AMENDMENT TO

               CRUDE OIL PROCESSING AGREEMENT

                         BETWEEN

          STATOIL MARKETING AND TRADING (U.S.) INC.

                           AND

             CROWN CENTRAL PETROLEUM CORPORATION

                         1998-2000

     This First Amendment to the Crude Oil Processing Agreement between Statoil Marketing and Trading (U.S.) Inc. and Crown Central Petroleum Corporation dated as of October 14, 1998 (the "Agreement") is entered into as of July 15, 1999 (the "Amendment"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement. The Agreement is hereby amended as follows:

     1. Effective as of October 30, 1998 the following additional language is inserted at the end of Article 3 (ii)(c) to set forth an additional provision regarding Statoil's rights in Article
3(ii)(c)(B)(a) on page 7 of the Agreement and supersedes the side letter dated October 29, 1998.

         "Upon receiving notice of an amendment, supplement or other modification to either the Indenture or the Credit Agreement, Statoil has 10 business days following receipt of Crown's written notification to exercise its right to suspend or terminate the contract. Should Statoil desire to exercise this option, Crown may prevent termination or suspension of the contract by providing within 3 business days, a letter of credit in the same manner as provided in Article 19 (page
39).  This additional provision does not supersede any provisions in
Article 3 other than 3(ii)(c)(B)(a)."

     2. Effective as of the date hereof, strike Article 19, Credit Conditions in its entirety and insert in place thereof the following language as a new Article 19, Credit Conditions.

     "ARTICLE 19 - CREDIT CONDITIONS

     (i) The then current value of Crude Oil and Products held in storage by Crown on Statoil's behalf, pursuant to this Agreement, shall be debited against any credit facility that Statoil shall make available to Crown for this and/or any other business purpose. Crown shall provide Statoil with balance sheet information on a monthly basis including assets, liabilities and debt levels for the months these figures are not available in public financial statements. Statoil shall treat nonpublic information on a confidential basis. At Statoil's request, and upon reasonable notice, Crown shall provide to Statoil

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any other information sufficient to enable Statoil to ascertain Crown's current financial condition, and for Statoil to assure itself of the security of Crude Oil and Products owned by Statoil which is in Crown's custody. In addition, Crown shall notify Statoil within twenty-four
(24) hours of any event which could reasonably be expected to have a material adverse effect on Crown's financial condition, operations, business or prospects taken as a whole, including but not limited to, adverse changes in Crown's debt to equity ratio, default under the Credit Agreement or Indenture, default in the payment when due of any principal of or interest on any indebtedness aggregating USD 1 million or more, a final judicial or administrative judgment against Crown which is in excess of USD 1 million in the aggregate, a downgrading of Crown's credit and debt rating by a national credit agency and a reduction in credit availability in excess of USD 5 million.

     (ii) Statoil reserves the right, immediately and without prior notice, to terminate or suspend any credit facility, and any other credit arrangements, which Statoil shall make available to Crown for this and/or any other business purpose, whenever, in its sole judgment, Statoil considers Crown's financial condition to present an undue risk to the security of Statoil's assets in Crown's custody, or should Statoil conclude that it has not or cannot obtain sufficient information to ascertain the security of such assets. In the event that such termination or suspension is initiated, then Statoil shall immediately notify Crown, and Crown shall then have the option of opening an irrevocable, stand-by Letter of Credit, substantially in the format and wording stated in Addendum Two, with a financial institution acceptable to Statoil, and for a duration specified by Statoil, to cover a value as determined by Statoil, up to the full value of Statoil's assets as may be held by Crown during the course of this Agreement.

      If Crown elects not to open such a letter of credit, or if such letter of credit, acceptable to Statoil, is not opened within two (2) business days of notification by Statoil, or if Statoil has not received written notification (in the form of a telex or telefax) from the issuing financial institution within two (2) business days of notification by Statoil, confirming that said financial institution is in the process of opening such letter of credit (under which circumstance such letter of credit shall be opened within three (3) business days of original notification by Statoil), then Statoil reserves the right to terminate or suspend this Agreement. Upon suspension or termination of this Agreement, in

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accordance with this Article, Crown immediately shall purchase from
Statoil all Crude Oil not yet processed, and Products, owned by Statoil, at a price computed according to the formula set forth in
Article 21. Crown shall pay Statoil for such Crude Oil, and Products within one (1) business day from receipt of Statoil's invoice. Notwithstanding the foregoing, Statoil may elect to immediately lift any or all of Statoil's Crude Oil and/or Products that remains in Crown's custody in accordance with Article 14, Final Settlement.

     For the purposes of this agreement such letter of credit shall only be considered opened at such time as a telex is received, by both Unibank and Statoil, from the issuing financial institution, stating that they have opened a letter of credit with Statoil as the beneficiary.

               In the event that Crown opts to open an irrevocable, stand-by Letter of Credit, pursuant to this Article, then such Letter of Credit shall be substantially in the format and wording as detailed in Addendum Two to this Agreement.

               In the event that Crown elects to open a letter of credit, as detailed above, then all bank charges, and any additional costs, related to the opening of such letter of credit, shall be strictly for the account of Crown.

     (iii) In the event that Crown is required to provide an irrevocable, stand-by Letter of Credit to satisfy conditions described in the paragraphs set forth under (ii) above, Statoil may accept as substitute security for any such Letter of Credit other forms of collateral ("Substitution Collateral") which are in a form and amount, for a duration and from an entity acceptable to Statoil. Except as specifically modified by this First Amendment, the Agreement is hereby ratified and confirmed in all respects.

     In witness whereof the parties have caused this Amendment to be duly executed as of the day and year first above written.

By:/s/ S. Jansen                      By: /s/ Thomas L. Owsley
------------------------------        --------------------------------
Stat Oil Marketing and Trading        Crown Central Petroleum
  (U.S.) Inc.                           Corporation

Name                                  Name: Thomas L. Owsley
Title:                                Title:Senior Vice President -
Legal

Date: 7/15/99                         Date:July 16, 1999


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